Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL FIRST QUARTER

•	Net Earnings per Diluted Share of $.93
•	Quarterly Comparable Store Sales Increase by Approximately 3.4%
•	Quarterly Net Sales Increase by Approximately 17.8%
•	Modeling Fiscal Second Quarter 2013 Net Earnings per Diluted Share of Approximately $1.11 to $1.16
•	Modeling Fiscal 2013 (Fifty-Two Weeks) Net Earnings per Diluted Share to be Approximately $4.84 to $5.01, Consistent with Prior Estimate

UNION, New Jersey, June 26, 2013 --- Bed Bath & Beyond Inc. today reported net earnings of $.93 per diluted share ($202.5 million) in the fiscal first quarter ended June 1, 2013, an increase of approximately 4.5% versus net earnings of $.89 per diluted share ($206.8 million) in the same quarter a year ago.  Net earnings per diluted share for the fiscal first quarter of 2013 included $.01 ($2.6 million) of distinct net tax benefits as compared to $.06 ($14.6 million) of distinct net tax benefits in the fiscal first quarter of 2012.  Net sales for the fiscal first quarter of 2013 were approximately $2.612 billion, an increase of approximately 17.8% from net sales of approximately $2.218 billion reported in the fiscal first quarter of 2012.  Comparable store sales in the fiscal first quarter of 2013 increased by approximately 3.4%, compared with an increase of approximately 3.0% in last year’s fiscal first quarter.

During the fiscal first quarter of 2013, the Company repurchased approximately $324 million of its common stock, representing approximately 5.0 million shares.  As of June 1, 2013, the remaining balance of the existing share repurchase program authorized in December 2012 was approximately $2.1 billion.

The Company is modeling net earnings per diluted share to be approximately $1.11 to $1.16 for the fiscal second quarter of 2013 and, consistent with the prior estimate, to be approximately $4.84 to $5.01 for the full year, which will include Cost Plus, Inc. (“World Market”) and Linen Holdings for all of fiscal 2013.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s first quarter of fiscal 2013 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

The accompanying consolidated financial information for fiscal 2013 includes the accounts of Linen Holdings and World Market from the beginning of the fiscal year and for fiscal 2012, includes the accounts of Linen Holdings since the date of its acquisition on June 1, 2012 and World Market since the date of its acquisition on June 29, 2012.  Linen Holdings is excluded from the comparable store sales calculations and will continue to be excluded on an ongoing basis as long as it does not meet the Company’s definition of comparable store sales.  World Market is excluded from the comparable store sales calculations for the fiscal first quarter of 2013 and will be included at the beginning of the fiscal third quarter of 2013.

As of June 1, 2013, the Company had a total of 1,478 stores, including 1,008 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 266 stores under the names of World Market or Cost Plus World Market, 83 buybuy BABY stores, 73 stores under the names of Christmas Tree Shops or andThat!, and 48 stores under the names of Harmon or Harmon Face Values.  During the fiscal first quarter, the Company opened four Bed Bath & Beyond stores, two World Market stores, one buybuy BABY store and one Harmon Face Values store and closed one Christmas Tree Shops store. Consolidated store space as of June 1, 2013 was approximately 42.2 million square feet. Since the beginning of the fiscal second quarter of 2013 on June 2, 2013, one buybuy BABY store has been opened.  In addition, the Company is a partner in a joint venture which operates three stores in the Mexico City market under the name Bed Bath & Beyond.

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, World Market, Cost Plus World Market, Christmas Tree Shops, andThat!, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a distributor of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from the acts of third parties; changes to statutory, regulatory and legal requirements; new, or developments in existing, litigation, claims or assessments; changes to, or new, tax laws or interpretation of existing tax laws; changes to, or new, accounting standards including, without limitation, changes to lease accounting standards; and the integration of acquired businesses.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended

	June 1,	May 26,
	2013	2012

Net sales	$2,612,140	$2,218,292

Cost of sales	1,579,169	1,331,093

Gross profit	1,032,971	887,199

Selling, general and administrative expenses	709,870	573,801

Operating profit	323,101	313,398

Interest expense, net	(225)	(1,056)

Earnings before provision for income taxes	322,876	312,342

Provision for income taxes	120,386	105,506

Net earnings	$202,490	$206,836

Net earnings per share - Basic	$0.94	$0.90
Net earnings per share - Diluted	$0.93	$0.89

Weighted average shares outstanding - Basic	215,451	229,086
Weighted average shares outstanding - Diluted	218,335	232,683

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	June 1,	May 26,
	2013	2012

Assets

Current assets:
Cash and cash equivalents	$439,850	$1,075,184
Short term investment securities	481,804	611,325
Merchandise inventories	2,540,723	2,202,846
Other current assets	412,772	310,478

Total current assets	3,875,149	4,199,833

Long term investment securities	80,868	94,761
Property and equipment, net	1,469,757	1,220,245
Goodwill	486,279	198,749
Other assets	400,595	110,744

	$6,312,648	$5,824,332

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$977,297	$866,253
Accrued expenses and other current liabilities	367,116	319,851
Merchandise credit and gift card liabilities	262,945	223,328
Current income taxes payable	126,750	103,042

Total current liabilities	1,734,108	1,512,474

Deferred rent and other liabilities	493,674	341,073
Income taxes payable	79,815	96,216

Total liabilities	2,307,597	1,949,763

Total shareholders' equity	4,005,051	3,874,569

	$6,312,648	$5,824,332

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended

	June 1,	May 26,
	2013	2012

Cash Flows from Operating Activities:

Net earnings	$202,490	$206,836
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation	52,697	43,410
Stock-based compensation	14,803	12,829
Tax benefit from stock-based compensation	10,213	11,445
Deferred income taxes	(17,229)	(10,558)
Other	(302)	(277)
Increase in assets, net of effect of acquisitions:
Merchandise inventories	(74,509)	(130,956)
Trading investment securities	(3,911)	(366)
Other current assets	(24,518)	(8,268)
Other assets	(3,898)	(2,190)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	73,497	119,886
Accrued expenses and other current liabilities	(22,018)	(12,346)
Merchandise credit and gift card liabilities	11,464	13,682
Income taxes payable	49,151	27,390
Deferred rent and other liabilities	4,566	1,845

Net cash provided by operating activities	272,496	272,362

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(369,268)	(281,130)
Redemption of held-to-maturity investment securities	337,500	421,875
Redemption of available-for-sale investment securities	-	6,475
Capital expenditures	(64,966)	(70,788)

Net cash (used in) provided by investing activities	(96,734)	76,432

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	22,469	26,140
Excess tax benefit from stock-based compensation	1,084	3,360
Repurchase of common stock, including fees	(324,436)	(306,276)

Net cash used in financing activities	(300,883)	(276,776)

Net (decrease) increase in cash and cash equivalents	(125,121)	72,018

Cash and cash equivalents:
Beginning of period	564,971	1,003,166
End of period	$439,850	$1,075,184